Form N-SAR, Sub-Item 77D

Policies with respect to security investments

Nuveen Texas Quality Income Municipal Fund

811-06384


The Board of the above referenced Fund approved changes to the Funds investment policies regarding AMT Bonds. The
Fund added an AMT policy that the Fund will invest no more than 20% in AMT-eligible municipal securities.